Thomas A. Chizmadia
          Vice President
          Corporate Communications
          313-529-4306





                            HOLDERBANK ANNOUNCES PLANS
                           TO TAKE HOLNAM INC. PRIVATE


          Dundee, MI, January 7--Holnam Inc. (NYSE: HLN) announced that its

          95% majority stockholder, Holderbank Financiere Glaris Ltd.,

          today approved a short form Delaware merger which will have the effect of increasing its equity ownership of Holnam to 100 percent. Concurrently with the merger, each minority owned share of Holnam Common Stock (par value $0.01 per share) will be converted into the right to receive $7.65 cash per share. The merger is expected to become final by mid- February, 1994.



          No approval by Holnam's minority stockholders is required,

          although statutory appraisal rights will be available to any dissenting holders. Required notification and a disclosure statement will be mailed to all stockholders in approximately fourteen days.



          Holnam Inc. is a leading producer of cement in North America. It is a subsidiary of Holderbank Financiere Glaris Ltd. of

          Switzerland, one of the world's largest manufacturers of cement and allied construction materials.